Exhibit 99.1

CALYPTE                                                             NEWS RELEASE
BIOMEDICAL [LOGO]
CORPORATION
--------------------------------------------------------------------------------
5000 Hopyard Rd., Suite 480, Pleasanton, CA 94588 www.calypte.com

Company Contact:                              Investor Relations Contact:
Richard Brounstein, CFO                       Tim Clemensen,
(925) 730-7200                                Rubenstein Investor Relations
Email: rbrounstein@calypte.com                Phone: 212-843-9337
                                              Email: tclemensen@rubensteinir.com


   CALYPTE BIOMEDICAL ANNOUNCES THIRD QUARTER AND NINE-MONTH FINANCIAL RESULTS

PLEASANTON, CA - OCTOBER 28, 2004 - CALYPTE BIOMEDICAL CORPORATION (AMEX:HIV) today announced financial results for the third quarter and nine-months ended September 30, 2004. Revenue for the quarter was $361,000, versus revenue of $897,000 for the comparable period in 2003. The net loss attributable to common stockholders for the quarter decreased 48% to $3.8 million, or $0.02 per common share, compared to a net loss of $7.3 million, or $0.11 per common share for the three months ended September 30, 2003. The net loss for the third quarter of 2004 and 2003 included approximately $0.1 million and $4.3 million, respectively, in non-cash charges that were primarily related to the grants of common stock and options and warrants as compensation for services and non-cash interest expense related primarily to the accounting for Calypte's convertible debt financing instruments.

For the nine months ended September 30, 2004, revenues were $2.2 million, versus revenues of $2.4 million for the same period last year. The net loss attributable to common stockholders decreased by 49% to $11.1 million, or $0.07 per common share, compared to a net loss of $21.58 million, or $0.75 per common share for the nine months ended September 30, 2003. The net loss for the nine months ended September 30, 2004 and 2003 included approximately $1.0 million and $12.0 million, respectively, in non-cash charges that were primarily related to the grants of common stock and options and warrants as compensation for services and non-cash interest expense related primarily to the accounting for Calypte's convertible debt financing instruments.

The decrease in revenues for the quarter is primarily attributable to the limited purchases by all three of the company's large domestic insurance laboratory customers. During the second quarter of 2004, these labs purchased additional inventory in anticipation of the shutdown of the Company's California facility and consolidation of operations in its Rockville, Maryland facility and the Company believes that these labs had sufficient inventory during the third quarter.

Richard George CEO of Calypte stated, "We have advanced our strategic initiatives this quarter to include obtaining the rights to a new patent pending rapid diagnostic test platform and sample applicator technology for the worldwide professional and OTC human in-vitro diagnostic testing markets. We have also entered into a worldwide, non-exclusive licensing agreement with Bio-Rad Laboratories (AMEX:BIO and BIOb) for patents relating to the Human Immunodeficiency Virus, Type 2, or HIV-2. Bio-Rad is the exclusive licensee of Institut Pasteur of Paris, France, under the HIV-2 patents. With the prevalence in the world of the HIV-2 virus, this license is intended to allow Calypte's rapid tests to diagnose a broader population of HIV-infected individuals. We believe that these milestones have positioned us to now focus on our mission of creating international and domestic sales."

Calypte management will host a conference call at 5:00 p.m. Eastern Time today to discuss and answer questions regarding the Company's third quarter financial results as well as provide an update on the Company's current activities .

The call can be accessed in the U.S. by dialing 800-901-5241 and outside of the U.S. by dialing 617-786-2963 and entering conference identification number 47706706. The conference call will also be webcast live at www.calypte.com. An audio replay of the call will be available until November 28, 2004, beginning approximately 1 hour after the conference call ends, by dialing 888-286-8010 in the US, or 617-801-6888 from outside of the U.S. The conference identification number is 87730958. The replay will also be available at www.calypte.com until November 28, 2004.

About Calypte Biomedical:

Calypte Biomedical Corporation, headquartered in Pleasanton, California, is a healthcare company focused on the development and commercialization of diagnostic testing products for the detection of sexually transmitted diseases. Calypte specializes in novel tests such as the HIV-1 Incidence EIA as well as tests that can determine HIV antibody status without the need for blood. Calypte is engaged in developing new diagnostic test products for the rapid detection of HIV and other sexually transmitted infectious diseases. Calypte believes that there is a significant need for rapid detection of such diseases globally to control their proliferation, particularly in lesser-developed countries, which lack the medical infrastructure to support laboratory-based testing. Calypte believes that testing for HIV and other sexually transmitted infectious diseases may make important contributions to public health, and could increase the likelihood of treating those with undetected HIV and other sexually transmitted diseases.

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the Company's ability to obtain additional financing, demand for the Company's products, the Company's success in designing and developing products, the Company's research and development costs, the length of development and product acceptance cycles, the amount that the Company invests in new business opportunities and the timing of those investments, competition, the degree to which the Company enters into commercial agreements and strategic transactions and maintains and develops commercial relationships, foreign exchange risks, world events, international growth and expansion and changes in laws and regulations. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC"), including its annual report on Form 10-KSB for the year ended December 31, 2003 and its subsequent filings with the SEC.

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                    Unaudited

                                                                    THREE MONTHS ENDED        NINE MONTHS ENDED
                                                                       SEPTEMBER 30,            SEPTEMBER 30,
                                                                  ----------------------    ----------------------
                                                                     2004        2003         2004          2003
                                                                  ---------    ---------    ---------    ---------
Revenues:
    Product sales                                                 $     361    $     897    $   2,242    $   2,430
                                                                  ---------    ---------    ---------    ---------

    Cost of product sales                                             2,095        1,750        5,088        4,714
                                                                  ---------    ---------    ---------    ---------
       Gross Margin (Loss) on product sales                          (1,734)        (853)      (2,846)      (2,284)

Other operating expenses:
    Research and development costs                                      509          304        1,623          953
    Selling, general and administrative costs                         1,800        2,754        6,536       12,371
                                                                  ---------    ---------    ---------    ---------

       Total other operating expenses                                 2,309        3,058        8,159       13,324
                                                                  ---------    ---------    ---------    ---------

          Loss from operations                                       (4,043)      (3,911)     (11,005)     (15,608)

Interest income (expense) (primarily non-cash for all periods
 except three months ended September 30, 2004)                           79       (3,282)        (451)      (6,054)
Minority interest in consolidated joint venture                         156           --          346           --
Other income (expense)                                                    6          (30)          25          174
                                                                  ---------    ---------    ---------    ---------

          Loss before income taxes                                   (3,802)      (7,223)     (11,085)     (21,488)

Income taxes                                                             --           --           (2)          (2)
                                                                  ---------    ---------    ---------    ---------

          Net loss                                                   (3,802)      (7,253)     (11,087)     (21,490)

Less dividends on mandatorily redeemable Series A
    preferred stock                                                      --          (30)          --          (90)
                                                                  ---------    ---------    ---------    ---------

Net loss attributable to common stockholders                      $  (3,802)   $  (7,253)   $ (11,087)   $ (21,580)
                                                                  =========    =========    =========    =========

Net loss per share attributable to common stockholders
    (basic and diluted)                                           $   (0.02)   $   (0.11)   $   (0.07)   $   (0.75)
                                                                  =========    =========    =========    =========

Weighted average shares used to compute net
    loss per share attributable to common stockholders
    (basic and diluted)                                             167,703       68,862      150,950       28,796
                                                                  =========    =========    =========    =========

                  CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY

                         CONSOLIDATED BALANCE SHEET DATA
                                 (in thousands)
                                    Unaudited

                                                    September 30,   December 31,
                                                        2004            2003
                                                    -------------   ------------

 Cash and cash equivalents                              $ 4,504        $ 5,084
 Working capital                                          1,366          2,865
 Total Assets                                            11,935          9,517
 Convertible notes and debentures, net of discount           30            868
 Other long term liabilities                                426            157
 Minority Interest in joint venture                        (290)            57
 Mandatorily redeemable Series A preferred stock          2,786          2,696
 Total stockholders' equity                               2,855            917